                             EXHIBIT 19.1
Littelfuse, Inc.

Insider Trading Policy

PURPOSE

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Littelfuse, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which Littelfuse does business.

SCOPE

This Policy applies to all directors, officers and associates of the Company and its subsidiaries, and to any of their Family Members and Controlled Entities covered by this policy (each of the foregoing, a “Covered Person,” and collectively, “Covered Persons”). The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material non-public information.

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Littelfuse Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue.

RESPONSIBILITY

Covered Persons have ethical and legal obligations to maintain the confidentiality of information about the Company or its subsidiaries (the Company and its subsidiaries, each a “Littelfuse Company”) and to not engage in transactions in Littelfuse Securities while in possession of material non-public information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member, household member or entity whose transactions are subject to this policy also complies with this Policy.

The Legal Department is responsible for implementation and administration of this Policy.

POLICY

The Company’s Board of Directors has adopted this Policy to ensure that all officers, directors and associates of the Company and its subsidiaries comply with all applicable laws and regulations concerning securities trading, commonly known as “insider trading.” Insider trading and stock tipping, as discussed below, are criminal offenses subject to severe criminal and civil consequences as well as possible discipline or dismissal under this Policy.

PROCEDURE

It is the policy of the Company that no director, officer or other associate of a Littelfuse Company who is aware of material non-public information relating to a Littelfuse Company directly or indirectly through Family Members or other persons or entities:

1.Buy, sell or engage in other transactions in Littelfuse Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” and “Rule 10b5-1 Plans”. This includes any transactions in Littelfuse common stock as well as transactions in any other Littelfuse Securities.

2.Buy or sell securities of other companies while aware of material non-public information about those companies that is obtained as a result of business dealings between a Littelfuse Company and such other companies.

3.Disclose material non-public information to any unauthorized persons outside Littelfuse; commonly known as “tipping.” Covered Persons are prohibited from “tipping” other persons about material non-public information or otherwise making unauthorized disclosures or use of such information, regardless of whether the person profits or intends to profit by such tipping, disclosure, or use. You must take steps to

                             EXHIBIT 19.1
prevent the inadvertent disclosure of material non-public information to unauthorized persons outside Littelfuse. If you believe that the disclosure of material non-public information is necessary or appropriate for business reasons, you may consult with the Legal Department whether it concurs that such disclosure is necessary, and whether any such disclosure will comply with all applicable laws. In no event may you disclose any material non-public information unless the Legal Department has approved.

4.Assist anyone engaged in the above activities.

Definition of Material Non-public Information

Non-public information is sometimes referred to as confidential information and means information about Littelfuse that is not known to the public-at-large. All information is considered non-public until the third trading day after it has been widely released through a press release, news wire or a report filed with the U.S. Securities and Exchange Commission.

Information is considered material if a reasonable investor would consider it important in deciding whether to trade. For example, if you are motivated to buy or sell a stock because of information you possess, the information will be considered material. Material information may be positive or negative.

Examples of material information include:

•change in expected revenue or earnings from what the company has publicly communicated;
•proposed major acquisition, joint venture or disposition;
•planned offering of securities;
•declaration of a stock split or dividend;
•significant new product introduction;
•gain or loss of a major customer; or
•significant cybersecurity incident.

Transactions by Family Members and Others

This Policy applies to family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Littelfuse Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Littelfuse Securities (collectively referred to as “Family Members”).

You are responsible for the transactions of Family Members and should make them aware of the need to confer with you before they trade in Littelfuse Securities, and you should treat all such transactions for the purpose of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Member.

Transactions by Entities that you Influence or Control

This Policy applies to any entity that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transaction by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Under Company Plans

The Policy permits the following transactions that occur outside of an open trading window (defined below) or that may occur while you are in possession of material non-public information, except as specifically noted:

1.Stock Option Exercises. This Policy permits the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to

                             EXHIBIT 19.1
have the Company withhold shares subject to an option to satisfy tax withholding requirements. The restrictions in this Policy do apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

2.Restricted Stock Award Vesting. This Policy permits the vesting of restricted stock, restricted stock units or similar Littelfuse Securities, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock, restricted stock units or similar Littelfuse Securities. The restrictions in this Policy do apply, however, to any market sale of restricted stock or other Littelfuse Securities.

3.Dividend Reinvestment Plans. This Policy permits the purchase of Littelfuse Securities resulting from your automatic reinvestment of dividends paid on Littelfuse Securities.

4.Other Similar Transactions. Any other purchase of Littelfuse Securities from the Company or sales of Littelfuse Securities to the Company may be permitted upon prior approval by the Company.

Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Covered Persons engage in certain types of transactions. It therefore is the Company’s policy that Covered Persons may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

1.Short-Term Trading. Short-term trading of Littelfuse Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other associate of the Company who purchases Littelfuse Securities in the open market is discouraged from selling any Littelfuse Securities of the same class during the six months following the purchase (or vice versa).

2.Short Sales. Short sales of Littelfuse Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Littelfuse Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits directors and certain officers from engaging in short sales. (Short sales arising from certain types of hedging transactions are also governed by the paragraph below captioned “Hedging Transactions.”)

3.Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or associate is trading based on material nonpublic information and focus a director’s, officer’s or other associate’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

4.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer or associate to continue to own Littelfuse Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or associate may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions, except in the case of exceptional circumstances approved in advance by the Board of Directors.

                             EXHIBIT 19.1
5.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Littelfuse Securities, directors, officers and other employees are prohibited from holding Littelfuse Securities in a margin account or otherwise pledging Littelfuse Securities as collateral for a loan. (Pledges of Littelfuse Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Trading Window

The Company has established additional procedures in order to assist the Company in administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material non-public information, and to avoid the appearance of any impropriety. These additional procedures govern even though the transactions may be permissible under law and apply to the following persons hereafter defined as the “Window Group”:

•All directors of Littelfuse;
•All executive officers of Littelfuse, including: the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, all Executive Vice Presidents; all Senior Vice Presidents; the Chief Accounting Officer; and the Director of Internal Audit;
•Any other employees designated by members of the Window Group; and
•Family members of the above who live in the same household or who are financially dependent on a member of the Window Group, as well as corporations, partnerships or trusts that hold, purchase or sell Littelfuse stock and that are controlled by members of the Window Group.

Members of the Window Group may only enter into transactions in Littelfuse Securities (including option exercises where the associated stock is sold, gifts, and derivative products such as puts, calls and collars) during an open trading window that commences three business days after the public release of the Company’s quarterly or annual financial results and ends 40 days later. Even within the open trading window, all members of the Window Group must pre-clear all trades with the Legal Department. The Company may close an open trading window early at any time, as deemed appropriate by senior management.

The Legal Department will inform the Window Group electronically each quarter of the opening and closing of the trading window.

Certain members of the Window Group are also subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”) and Rule 144 of the Securities Act of 1933 applicable to affiliates of Littelfuse.

Event-specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or associates. As long as the event remains material and non-public, the persons designated by the Legal Department may not trade in Littelfuse Securities. The existence of an event-specific trading restriction period will not be announced to the Company as a whole and should not be communicated to any other person. Even if the Legal Department has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material non-public information.

Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions described above under the heading “Transactions Under Company Plans.”

In the event of exceptional personal hardship, a member of the Window Group may petition the Legal Department for permission to trade outside the open trading window, assuming the person does not possess any material non-public information.

Designated Broker

                             EXHIBIT 19.1
Each transaction with respect to Littelfuse Securities under any equity plan sponsored or administered by Littelfuse shall be executed by a broker designated by Littelfuse. All Littelfuse Securities held by a Section 16 Officer, other than non-employee directors, must be owned through the broker designated by Littelfuse.

Rule 10b5-1 Plans

Trades by members of the Window Group in Littelfuse’s Securities that are executed pursuant to an approved Rule 10b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in this policy or to the restrictions set forth above relating to pre-clearance procedures and closed trading windows. Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements.

In general, a 10b5-1 plan must be adopted during an open trading window and must be entered into while you are not aware of material nonpublic information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party. Except for plans entered into by Littelfuse, each plan must have an appropriate “cooling off” period between the date a 10b5-1 plan is adopted (or modified) and the commencement of trading as contemplated in the plan. The cooling off period shall be the greater of 30 days and the minimum period required by applicable law or regulation, as determined by the Legal Department. Littelfuse requires that all 10b5-1 plans and all modifications to 10b5-1 plans be approved in writing in advance by the Legal Department. All 10b5-1 plans (and proposed modifications) should be submitted for approval at least five business days prior to entry into the 10b5-1 plan. The above requirements apply to all 10b5-1 plans entered into by Covered Persons or by Littelfuse.

Post-Termination Transactions

This Policy continues to apply to transactions in Littelfuse Securities even after you have terminated your relationship with the Company. If you are in possession of material nonpublic information when your relationship terminates, you may not trade in Littelfuse Securities until that information has become public or is no longer material.